                                                                   Exhibit 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (IN THOUSANDS, EXCEPT RATIOS)




                                              Fiscal Year Ended August
                                 -------------------------------------------------------
                                    1998       1999       2000       2001(a)     2002
                                 (52 weeks) (52 weeks) (52 weeks) (52 weeks)  (53 weeks)
                                 ---------- ---------- ---------- ----------  ----------
Earnings:
  Income before income taxes       $364,103   $387,783  $435,190  $287,026      $691,148
  Fixed charges                      30,953     66,015    97,520   121,141        98,688
  Less:  Capitalized interest         2,280      2,762     2,773     1,380           437
                                   --------   --------  --------  --------      --------
      Adjusted earnings            $392,776   $451,036  $529,937  $406,787      $789,399
                                   ========   ========  ========  ========      ========

Fixed charges:
  Gross interest expense           $ 20,260   $ 47,117  $ 77,699  $ 98,466      $ 76,573
  Amortization of debt expense          314      1,206     2,209     4,202         3,893
  Interest portion of rent expense   10,379     17,692    17,612    18,473        18,222
                                   --------   --------  --------  --------      --------
     Total fixed charges           $ 30,953   $ 66,015  $ 97,520  $121,141      $ 98,688
                                   ========   ========  ========  ========      ========
     Ratio of earnings to
        fixed charges                  12.7        6.8       5.4       3.4           8.0
                                   ========   ========  ========  ========      ========

(a) Income before income taxes for the fiscal year ended August 2001 reflects the impact of pretax restructuring and impairment charges of $156.8 million. The ratio of earnings to fixed charges, absent these restructuring and impairment charges, equals 4.7 for the fiscal year ended August 2001.



                                     12.1-1